Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of South Plains Financial, Inc. for the registration of securities with an aggregate offering price of up to $150,000,000, of our report dated March 15, 2024, with respect to the financial statements of South Plains Financial, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Houston, Texas

September 30, 2024